PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 18 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                           Dated July 18, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2003

                            -----------------------

     We will not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer forms which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to list the notes on the Paris Bourse.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 73,000,000

Maturity Date:                 August 11, 2003

Settlement and Original
   Issue Date:                 August 11, 2000

Interest Accrual Date:         August 11, 2000

Issue Price:                   99.835%

Specified Currency:            Euro

Redemption Percentage
   at Maturity:                100%

Base Rate:                     Euribor

Spread
   (Plus or Minus):            Plus 0.24% per annum

Spread Multiplier:             N/A

Index Currency:                Euro

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               TARGET Settlement Day prior to
                               the date of issuance.

Initial Redemption Date:       N/A

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Interest Payment Dates:        Each February 11, May 11, August 11
                               and November 11, commencing
                               November 11, 2000; provided that if
                               that day is not a business day, that
                               interest payment date will be the next
                               succeeding day that is a business day,
                               except that if that business day would
                               fall in the next calendar month, the
                               interest payment date will be the
                               immediately preceding business day.

 Interest Payment Period:      Quarterly

Interest Determination
   Date:                       The second TARGET Settlement Day
                               prior to each interest reset date.

Interest Reset Dates:          Each interest payment date

Initial Interest
   Reset Date:                 November 11, 2000

Interest Reset Periods:        Quarterly

Reporting Service:             Telerate Page 248

Calculation Agent:             The Chase Manhattan Bank (London
                               Branch)

Underwriter:                   Morgan Stanley & Co. International
                               Limited

Paying Agent:                  Morgan Stanley S.A.

Business Days:                 New York and TARGET

Denominations:                 Euro 10,000

Common Code:                   011480675

ISIN:                          XSO114806754

Code Sicovam:                  048129

Other Provisions:              See below

     Terms not defined in this pricing supplement have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER

Morgan Stanley Dean Witter & Co. and the underwriter for the notes, have represented and agreed that these notes are being issued outside France and that, in connection with their initial distribution, they have not offered or sold, and will not offer or sell any of these notes in the Republic of France and have not distributed and will not distribute or cause to be distributed in the Republic of France the prospectus or any amendment, supplement or replacement thereto including this pricing supplement or any other offering material relating to these notes, except (i) to qualified investors (investisseurs qualifies) and/or (ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in and in accordance with
Article 6 of Ordinance dated September 28, 1967 (as amended) and Decree n(degree)98- 880 dated October 1, 1998.

You may inspect the documentation for these notes at the offices of Morgan Stanley S.A., the paying agent, in France, located at:

          25, rue Balzac
          75008 Paris
          France

     The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.

     The notes will initially be limited to Euro 73,000,000 in aggregate principal amount. We may create and issue additional Global Medium-Term Notes, Series D with the same terms as the Euro Floating Rate Senior Bearer Notes Due 2003 so that the additional Global Medium-Term Notes will be combined with the initial issuance of Euro Floating Rate Senior Bearer Notes Due 2003.


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


              PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
             D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
           (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
            ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION
          DES OPERATIONS DE BOURSE SOUS LE NO. P00-243 DU 17 MAI 2000


1.   Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 17 mai 2000, date du no. d'enregistrement P00-243 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                        Morgan Stanley Dean Witter & Co.

                            -----------------------
                               Alexander C. Frank
                                   Treasurer

2.   Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                              Morgan Stanley S.A.

                            -----------------------
                                  James Walter
                                Attorney-in-fact

La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
(BALO) du 11 aout 2000.

                 VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P00-243 du 17 mai 2000 et a appose sur la presente Note d'Operation le visa no. 00-[ ] du [ ] aout 2000.


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